Exhibit 20
Press release issued November 14, 2012

For Immediate Release	November 14, 2012

BOWL AMERICA SUMMER QUARTER REPORT

Bowl America Incorporated today reported a loss of $.05 per share for its seasonally slow first quarter ended September 30, 2012, unchanged from the prior year comparable period.

Management believes that the long-standing uncertainty of the economic recovery has kept customers cautious in decisions to spend on other than necessities.  The Company operates in the Washington DC area and could be impacted by sequestration or other forms of downsizing the federal government.

Tomorrow the Company will pay a regular quarterly dividend of $.165 per share, an increase of 3% from the prior rate.  Cash reserves built-up during more prosperous times and the lack of debt have enabled the Company to continue its policy of annual dividend increases.

Bowl America operates 19 bowling centers and its Class A Common Stock trades on the NYSE MKT Exchange with the symbol BWLA.  A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

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BOWL AMERICA INCORPORATED
Results of Operations
(unaudited)

	Thirteen weeks ended
	September 30, 2012	October 2, 2011
Revenues
Bowling and other	$3,674,480	$3,898,063
Food & mdse sales	1,512,764	1,597,538
	5,187,244	5,495,601
Operating expenses excluding depreciation and amortization	5,298,769	5,613,614
Depreciation and amortization	390,387	423,767
Interest & dividend	131,219	118,437
Loss before taxes	(370,693)	(423,343)
Net Loss	$(240,993)	$(275,173)
Comprehensive loss	$(39,728)	$(519,678)
Weighted average shares outstanding	5,151,471	5,151,471

LOSS PER SHARE	(.05)	(.05)

SUMMARY OF FINANCIAL POSITION
(unaudited)
Dollars in Thousands

	09/30/12	10/02/11
ASSETS

Total current assets including cash and short-term investments of $5,652 & $7,591	$7,150	$9,505
Property and investments	31,957	30,221
TOTAL ASSETS	$39,107	$39,726

LIABILITIES AND STOCKHOLDERS'EQUITY

Total current liabilities	$3,417	$3,374
Other liabilities	2,895	2,395
Stockholders' equity	32,795	33,957
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,107	$39,726

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